Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines
 Phone:  808.835-3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Allyson Pooley
Integrated Corporate Relations
 Phone:  310.954.1100

apooley@icrinc.com

MEDIA CONTACT:

Keoni Wagner, VP Public Affairs

Hawaiian Airlines
 Phone:  808.838.6778

keoni.wagner@hawaiianair.com

Hawaiian Announces Aircraft Purchase / Lease Agreement with AWAS

HONOLULU – November 30, 2006 – Hawaiian Holdings, Inc. (AMEX and PCX: HA) (“Holdings” or “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today announced that it has signed a letter of intent to purchase three of the seven Boeing 767-300ER aircraft it currently leases from an affiliate of AWAS Aviation Services, Inc. (“AWAS”) and has amended the lease agreements for the remaining four aircraft leased from AWAS.  The aircraft purchases, which are subject to financing, are expected to close during December 2006.

Hawaiian’s previous long-term lease agreements with AWAS contained language that allowed AWAS to exercise early termination options beginning in 2007.  The amended leases remove this provision, shorten the terms of the leases and adjust the lease rates.

“We are extremely pleased to have reached this agreement with AWAS which provides both near-term certainty by removing the call options on our aircraft, and medium-term flexibility by shortening the lease terms on the remaining four aircraft,” said Mark Dunkerley, president and chief executive officer.  “We believe both developments are positive for Hawaiian, our employees, and our shareholders as we can now begin to focus on a comprehensive fleet plan for the future.”

About Hawaiian Airlines

Hawaiian was the nation’s number one carrier for on-time service, fewest flight cancellations and best baggage service reliability in 2005, according to reports by the U.S. Department of Transportation. Consumer travel surveys conducted by Condé Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 78th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX and PCX: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.